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                                                                   Exhibit 10.55

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement") is dated as of September 11, 2003 (the "Effective Date") by and between Jerry M. Baker and Sandy L. Baker, Co-Trustees of The Baker Family Revocable Living Trust ("Seller"), and Proxim Corporation or its assignee ("Buyer").

      IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

      1. Property included in Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

            A. that certain real property consisting of one (1) separate parcel of land located at 305 Soquel Way, Sunnyvale, California, and more particularly described in attached Exhibit A-1 (the "Real Property");

            B. all of Seller's rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller's right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the "Appurtenances");

            C. all improvements and fixtures located on the Real Property (collectively, the "Improvements");

            D. all personal property owned by Seller located on or in the Real Property and Improvements including, without limitation, those items described in attached Exhibit A-2 (the "Personal Property"); and

            E. any intangible personal property now owned by Seller which is used in the ownership, use or operation of the Real Property, Improvements or Personal Property, including, without limitation, reports, warranties, indemnities, permits, plans, insurance proceeds and condemnation awards, if any (collectively, the "Intangible Property"). Upon execution of this Agreement, Seller shall provide Buyer all contracts, plans, surveys, studies, reports, budgets, warranties, indemnities, permits, utility contracts or other agreements or rights relating to the ownership, use and operation of the Property.

            All of the items referred to above are collectively referred to as the "Property."

      2. Purchase Price. The purchase price of the Property is Eight Million Five Hundred Thousand Dollars ($8,500,000), payable in cash at the closing of the purchase and sale contemplated hereunder (the "Closing"). In addition, Buyer will assume (or, at its election, pay off) the loan secured by the Property in a principal amount not to exceed Three Million One Hundred Seventy-Nine Thousand Seventy-Eight Dollars and 71/100 ($3,179,078.71) (the "Loan") from Institutional Commercial Mortgage Fund IV, f/k/a Westmark Commercial Mortgage Fund IV ("Lender"). Buyer will also be responsible for applicable assumption fees or, if it elects to prepay the Loan, prepayment fees.

      3.    Title to the Property.

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            A.    At the Closing, Seller shall convey to Buyer fee simple title to the Real Property, the Appurtenances and the Improvements, by duly executed and acknowledged grant deed substantially in the form of attached Exhibit B (the "Deed"). As a condition to Buyer's obligation to consummate the purchase of the Property, Chicago Title Company (the "Title Company") shall be unconditionally committed to issue to Buyer an ALTA Owner's Policy of Title Insurance (Form B, rev. 10/17/70) (the "Title Policy") in the amount of the Purchase Price (or such lower amount as Buyer may determine), at no more than the Title Company's standard rates, insuring fee simple title to the Real Property, the Appurtenances and the Improvements in Buyer, subject only to the Loan (if Buyer has not prepaid the Loan) and the Permitted Exceptions set forth on Exhibit C attached hereto. The Title Policy shall provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Improvements including any tenant improvements therein (other than those performed by Buyer) and shall contain such endorsements as Buyer may reasonably require (the "Endorsements").

            B. At the Closing, Seller shall transfer to Buyer all of Seller's right, title and interest in the Personal Property and the Intangible Property (if any) by a Bill of Sale and Assignment of Intangible Property in the form attached hereto as Exhibit D (the "Bill of Sale"), such right, title and interest, if any, to be free of any liens, encumbrances or interests arising by, through or under Seller (other than any liens held by the Lender).

      4. Loan Assumption. Through the Closing, Seller will in good faith attempt to negotiate with Lender to reduce the prepayment fees under the Loan and will cooperate reasonably with Buyer's efforts to assume or prepay the Loan. Seller represents that the outstanding balance of the Loan is no more than Three Million One Hundred Seventy-Nine Thousand Seventy-Eight Dollars and 71/100 ($3,179,078.71) and that there are no contracts (other than the Loan and Permitted Exceptions, if any) that will affect the Property or be binding upon Buyer on or after the Closing. Seller will not default under the Loan or cause it to be accelerated.

      5.    Closing and Escrow.

            A. The Closing will occur on a business day (the "Closing Date"), identified by Buyer, on or before September 12, 2003. If the Closing fails to occur by September 12, 2003, for any reason other than Seller's default hereunder, this Agreement shall terminate and Seller shall have the right to exercise all of its rights and remedies as set forth in the Lease (as hereinafter defined) (including, without limitation, the collection of rent under the Lease for August and September 2003, the collection of late fees, attorneys' fees, and interest as permitted under the Lease and the drawing of the LC Security Deposit (as defined in the Lease) as permitted under the Lease). In the event the Closing fails to occur as a result of Seller's default hereunder, Buyer may exercise any remedy available at law or in equity, or avail itself of any combination of the foregoing.

            B. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company and this Agreement shall serve as instructions to the Title Company (as the escrow holder for consummation of the purchase and sale contemplated hereby). Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement. All documents to be delivered at the Closing and all payments to be made under this Agreement shall be delivered into escrow with the Title Company. It is a condition to each party's obligations hereunder to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date, the other party has performed all of such party's obligations under this Agreement in all material respects.

            C. At or before the Closing, Seller shall deliver to Buyer the following documents:

                  (i)   a duly executed and acknowledged Deed;

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                  (ii)  a duly executed Bill of Sale;

                  (iii) the Lease Termination (defined below) duly executed by
                        Seller;

                  (iv) the LC Security Deposit and the Cash Security Deposit along with any documentation reasonably required to cancel the LC Security Deposit;

                  (v) originals of the building permits and certificates of occupancy for the Improvements and all contracts, plans, surveys, studies, reports, budgets, warranties, indemnities, utility contracts or other agreements or rights relating to the ownership, use and operation of the Property, if any;

                  (vi) an Affidavit of Non-Foreign Status in form attached hereto as Exhibit E and California Form 593-C duly executed by Seller;

                  (vii) a closing statement in form and content satisfactory to
                        Buyer and Seller;

                  (viii) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

      Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

            D. At or before the Closing, Buyer shall deliver to Seller the following:

                  (i)   the Purchase Price;

                  (ii)  the Lease Charges (defined below);

                  (iii) the Carrying Costs (defined below);

                  (iv)  the Lease Termination duly executed by Buyer;

                  (v) a closing statement in form and content satisfactory to Buyer and Seller;

                  (vi) any other instruments, records or correspondence called for hereunder which have not previously been delivered; and

                  (vii) either (x) Loan assumption fees and documents reasonably required by the Lender in connection with such assumption, which fees and documents shall be delivered to the Lender at Closing, or (y), if Buyer elects to prepay the Loan, the payment required to prepay the Loan, together with prepayment fees, to be delivered to the Lender at Closing.

      Seller may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

            E. Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, including, without limitation, as to Seller, (i) a Statement of Information from


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Sandy L. Baker, (ii) a trust certification from Seller and (iii) an Owner's
Affidavit reasonably acceptable to the Title Company.

            F. The following are to be apportioned as of the Closing Date, as follows:

                  (i) Real Estate Taxes/Insurance/Loan Payments. General real estate taxes payable for all tax years ending prior to the Closing Date shall be paid by Seller. General real estate taxes payable for the tax year containing the Closing Date shall be prorated between Seller and Buyer as of the Closing Date. In addition, (a) insurance premiums under the Lease and (b) Loan Payments (defined below) shall be prorated between Seller and Buyer as of the Closing Date.

                  (ii) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay such sum to the other party, together with interest thereon at the rate of eight percent (8%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

                  (iii) Survival. The provisions of this Section 5.F shall survive the Closing.

            G. Buyer shall pay all transfer taxes, survey fees, escrow fees and title insurance premiums in connection with its purchase of the Property under this Agreement.

      6.    Lease.

            A. Payment of Interest, Late Fees, etc. In addition to the Purchase Price and the Carrying Costs, Buyer will pay to Seller at Closing Twenty-Seven Thousand Two Hundred Twenty-Eight Dollars ($27,228) (the "Lease Charges") in satisfaction of Buyer's obligation to pay all interest, late fees, attorneys' fees, penalties and all other charges due under the Lease.

            B. Lease Termination and Release. Upon the Closing, that certain Standard Industrial/Commercial Single-Tenant Lease-Net dated September 13, 2000 and the First Addendum to Standard Industrial/Commercial Single-Tenant Lease-Net of the same date between Seller, as Lessor, and Buyer (then known as Western Multiplex Corporation), as Lessee (collectively, the "Lease") will terminate, and Seller and Buyer will fully release each other from any and all past, present and future claims, damages, and liabilities, both known and unknown, that the releasing party has or may have against the other party which relate in any manner to the Lease, subject to Section 6.C of this Agreement and as otherwise provided in the Lease Termination (defined below). At the Closing, Seller will return to Buyer the entire LC Security Deposit under the Lease in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) and the entire Cash Security Deposit (as defined in the Lease) in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000). Buyer will have no obligation to pay rent under the Lease (subject, however, to Section 6.D of this Agreement), and Seller will not draw upon the LC Security Deposit or the Cash Security Deposit, terminate the Lease, sue Buyer under the Lease or take any other adverse action against Buyer relating in any manner to the Lease, from and after July 21, 2003 while the purchase of the Property is pending hereunder. Upon the Closing, Buyer and Seller shall execute a Lease Termination and Release Agreement in the form attached hereto as Exhibit F (the "Lease Termination").

            C. Bankruptcy. Buyer and Seller acknowledge and agree that (i) Seller's unencumbered retention upon the Closing of the funds to be paid hereunder is a material inducement to Seller to enter into this Agreement and
(ii) in the event that the payment of such money or this Agreement should for any reason subsequently be declared to be "fraudulent" within the meaning of any state, federal or foreign law relating to fraudulent conveyances, preferential or otherwise voidable or recoverable, in whole or in part, for any reason, under

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the United States Bankruptcy Code or any other federal, foreign or state law as part of a bankruptcy by Buyer (collectively referred to herein as "Voidable Transfer"), and Seller is required to pay or restore any such Voidable Transfer, or any portion thereof, then (a) Seller's release set forth above shall terminate to the extent required to enforce clause (b) below, and (b) the full amount of the obligations due under the Lease shall be due and payable as if no compromise or release had occurred, provided, however, Seller shall in no event be entitled to recover in the aggregate an amount greater than the amounts required to be paid by Buyer under this Agreement (excluding Sections 5.A and 6.C and less the Cash Security Deposit returned to Buyer).

            D. Carrying Costs. Buyer will pay, at the Closing, the following to the extent applicable to the period beginning August 1, 2003 and ending on the Closing (collectively, the "Carrying Costs"): (i) Seller's monthly principal and interest payments under the Loan (the "Loan Payments"); (ii) "Real Property Taxes" under the Lease; and (iii) insurance premiums under the Lease.

      7. Condition of Property. The Property is being purchased by Buyer in its "AS IS" condition without representation or warranty (except as expressly set forth herein) or indemnity by Seller.

      8. Environmental. To Seller's knowledge, no Hazardous Substances (as defined in the Lease) exist on or under the Property except as disclosed in the reports and tests previously provided to Buyer.

      9.    Authority.

            A. Seller hereby represents and warrants to and covenants with Buyer that (i) this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly authorized, executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms subject to bankruptcy laws and principles of equity applying to landlords, tenants and creditors generally, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject;
(ii) Seller is the legal and equitable owner of the Property, with full right to convey the same, and without limiting the generality of the foregoing, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property; and (iii) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code, and the Purchase Price payable to Seller is not subject to withholding under U.S. tax law. The Purchase Price, however, shall be subject to all withholding laws of the State of California, and Buyer shall have the right to withhold, through the Title Company as withholding agent, such portion of the Purchase Price as may be necessary, in the opinion of Buyer or its counsel, to comply with California Revenue and Taxation Code Section 18662 as revised by Assembly Bill 2065 (Chapter 02-488).

            B. Buyer hereby represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms subject to bankruptcy laws and principles of equity applying to landlords, tenants and creditors generally, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.

      10. Casualty/Condemnation. If, before the Closing, the Property is damaged by casualty and the cost to repair exceeds One Hundred Thousand Dollars ($100,000) or condemnation proceedings are commenced against any of the Property, Buyer may elect to terminate this Agreement by delivery of written notice thereof to Seller. If Buyer elects not to terminate this Agreement, (i) at Closing, Seller will assign all insurance and condemnation proceeds to Buyer,
(ii) Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's


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prior written consent and (iii) Seller shall cooperate with Buyer in obtaining such insurance and condemnation proceeds. If Buyer elects not to terminate this Agreement and proceeds to the Closing, upon the Closing, Buyer waives and relinquishes any right or claim it has or may have against Seller related to any damage to the Property by casualty or the condemnation proceeding except with respect to Seller's express obligations in the preceding sentence.

      11. Buyer's Consent to New Contracts Affecting the Property; Termination of Existing Contracts.

            A. Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease or contract with respect to the Property, or any amendment thereof, without in each case obtaining Buyer's prior written consent thereto, which consent may be withheld in Buyer's sole discretion.

            B. Seller shall terminate, prior to the Closing, at no cost or expense to Buyer, any and all management agreements and other contracts affecting the Property, except as approved by Buyer in writing.

      12. Insurance; Maintenance. Through the Closing Date, Seller shall maintain or cause to be maintained, subject to Section 6.D of this Agreement, the insurance historically carried by Seller. Seller shall maintain the Property in the condition existing as of the Effective Date and shall deliver the Property to Buyer at Closing in such condition.

      13. Cooperation. Buyer and Seller will execute and deliver any instruments or other documents reasonably necessary to effect the purchase and sale transaction described in this Agreement.

      14. Confidentiality: Seller shall keep all information about this purchase transaction strictly confidential and will not disclose any such information to any other person or entity without first obtaining the prior written consent of Buyer.

      15.   Miscellaneous.

            A. Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) day after being deposited with Federal Express or another reliable overnight courier service, or (iii) on the transmitted facsimile telecopy confirmed as received, and addressed as follows:

      If to Seller:         The Baker Family Revocable Living Trust
                            15069 Park Drive
                            Saratoga, California 95070
                            Attention:  Jerry M. Baker
                            Fax No.:  (408) 395-5093

      With a copy to:       Hopkins & Carley
                            The Letitia Building
                            70 South First Street
                            San Jose, California 95113-2406
                            Attention:  Sharon L. Wong, Esq.
                            Fax No.: (408) 998-4790

      If to Buyer:          Proxim Corporation
                            935 Stewart Drive

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                            Sunnyvale, California 94085
                            Attention:  Keith Glover
                            Fax No.: (408) 731-3680

      With a copy to:       Wilson Sonsini Goodrich & Rosati
                            650 Page Mill Road
                            Palo Alto, California 94304
                            Attention:  Susan P. Reinstra, Esq.
                            Fax No.: (650) 493-6811

or such other address as either party may from time to time specify in writing to the other.

            B. Brokers. The parties hereto each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction other than David Mein of Colliers Parrish, representing Seller, and Scott Daugherty of Strategic Realty Advisors, representing Buyer. Except with respect to attorneys' fees under the Lease as described in Section 6.A, each party will pay its respective brokerage fees, attorneys' fees and accounting fees in connection with this transaction.

            C. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall have the right, to assign its right, title and interest in and to this Agreement to one or more assignees at any time before the Closing Date upon Seller's written consent, which consent shall not be unreasonably withheld. Seller's consent to an assignment of this Agreement to one or more assignees will not relieve or release Buyer of its obligations to Seller under this Agreement or the Lease Termination. Buyer may, however, without Seller's consent (and without constituting an assignment of this Agreement and without releasing Buyer of its obligations to Seller under this Agreement or the Lease Termination), designate an affiliate of Buyer to be the party taking title to the Property pursuant to this Agreement.

            D. Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

            E. Continuation and Survival of Representations and Warranties. The representations and warranties by the respective parties contained in this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the Closing.

            F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            G. Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, including the letter agreement dated July 21, 2003 between the parties.

            H. Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees.

            I.    Time of the Essence. Time is of the essence of this Agreement.

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            J.    Severability. If any provision of this Agreement, or the
application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

            K. 1031 Exchange. The parties acknowledge that Seller may wish to consummate the sale of the Property through a qualified tax-deferred exchange under Section 1031 of the Internal Revenue Code. In such event, Buyer will cooperate reasonably with Seller in such efforts, provided such exchange will be without additional cost, expense or liability to Buyer and will not delay the Closing or otherwise adversely affect the rights of Buyer under this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     SELLER:

                                     THE BAKER FAMILY REVOCABLE LIVING TRUST


                                     /s/ Jerry M. Baker
                                     -------------------------------------------
                                     JERRY M. BAKER, Co-Trustee


                                     /s/ Sandy L. Baker
                                     -------------------------------------------
                                     SANDY L. BAKER, Co-Trustee


                                     BUYER:

                                     PROXIM CORPORATION


                                     By: /s/ David L. Thompson
                                        ----------------------------------------
                                     Name:  David L. Thompson
                                     Its:   Chief Financial Officer


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                                LIST OF EXHIBITS

Exhibit A-1   -   Legal Description of Real Property
Exhibit A-2   -   Personal Property
Exhibit B     -   Grant Deed
Exhibit C     -   Permitted Exceptions
Exhibit D     -   Bill of Sale
Exhibit E     -   Certificate of Transferor Other Than an Individual (FIRPTA)
Exhibit F     -   Lease Termination and Release




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                                    EXHIBITS


                             [intentionally omitted]




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